Exhibit 99.1
Final Transcript
Conference Call Transcript
CHS — Chicos FAS Inc Conference Call to Discuss Q2 2011 Earnings &
Acquisition of Boston Proper
Event Date/Time: Aug 17, 2011 / 12:30PM GMT

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP of IR and Community Relations
Dave Dyer
Chico’s FAS, Inc. — President, CEO
Pam Knous
Chico’s FAS, Inc. — CFO
Sheryl Clark
Chico’s FAS, Inc. — President, Boston Proper
Kent Kleeberger
Chico’s FAS, Inc. — COO
CONFERENCE CALL PARTICIPANTS
Paul Alexander
BofA Merrill Lynch — Analyst
Adrienne Tennant
Janney Capital Markets — Analyst
Betty Chen
Wedbush Securities — Analyst
Margaret Whitfield
Sterne, Agee & Leach, Inc. — Analyst
Janet Kloppenburg
JJK Research — Analyst
Sam Panella
Raymond James & Associates — Analyst
Stacy Pak
Barclays Capital — Analyst
Edward Yruma
KeyBanc Capital Markets — Analyst
Tracy Cogan
Nomura Securities — Analyst
Marni Shapiro
Retail Tracker — Analyst
Neely Tamminga
Piper Jaffray & Co. — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Michelle Tan
Goldman Sachs — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Simeon Siegel
JPMorgan — Analyst
Liz Pierce
ROTH Capital Partners — Analyst
Laura Ross
Morgan Stanley — Analyst

Wayne Archambo
Monarch Partners — Analyst
Travis Williams
Stephens Inc. — Analyst
PRESENTATION

Operator
Greetings and welcome to the Chico’s FAS, Inc. second quarter 2011 sales and earnings conference call. At this time, all participants are in a listen only mode. A brief question and answer session will follow the formal presentation.
It is now my pleasure to introduce your host, Mr. Robert Atkinson, Vice President of Investor Relations for Chico’s FAS. As a reminder, this conference is being recorded. Thank you, Mr. Atkinson, you may begin.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR and Community Relations
Thanks, Marine, and good morning everyone. Welcome to Chico’s FAS second quarter earnings conference call webcast. David Dyer, Kent Kleeberger, and Pam Knous with Chico’s FAS and Sheryl Clark with Boston Proper are here with me at our National Store Support Center in Fort Myers.
Before Dave begins his executive overview I must remind you of our Safe Harbor Statement. Certain statements made this morning including, without limitations, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions and the conditions within the specialty retail industry. There can be no assurance that future results, performance or achievements, expressed or implied by such forward-looking statements, will occur.
Users of forward-looking statements are encouraged to review our latest Annual Report on Form 10-K, our filings on Form 10-Q, Management’s Discussion and Analysis in the Company’s latest annual report to shareholders, our filings on Form 8-K, and other federal securities law filings for the description of other important factors that may affect the Company’s results of operation of financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results, express or implied by such statements, will not be realized. Please note that we will file an 8-K with the SEC that will include a transcript of today’s conference call and webcast.
With that I’ll turn it over to David Dyer. Dave?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Great, thanks, Bob and good morning to everyone. I’m very excited to share some great news this morning. First, we are very pleased with our strong second quarter results. And second, we’re delighted to announce our agreement to acquire Boston Proper, a leading direct-to-consumer retailer of women’s apparel.
Our second quarter results continue to build on the momentum that we had established in the first quarter. Consolidated comparable sales increased 12.8% resulting in a total quarterly net sales of over $550 million, the highest quarterly sales in our Company’s history. Our second quarter earnings of $0.25 a share is a 47% increase over last year, and was driven by our double-digit positive comps for all 3 of our brands. In contrast to last year’s second quarter, we successfully executed our merchandise plans by delivering the customer trend-right, season-right fashion, always with our amazing personal service. Additionally, we ran competitive promotions in July with very positive results. Lastly, I believe that we did transition the merchandise assortments from late spring to early fall, much better than we did before and are very well-positioned heading into the third quarter.

With the debt crisis and the subsequent ratings down grades, we did see our business soften a bit the last week of July and the first week of August. Quarter to date, as reported on our executive sales flash, our total net sales are at a 14% increase, and our comp sales are at a 7.3% increase. However, over the last few days, we’ve seen better trends returning to the momentum that we had in the second quarter. This again, is a flash in time 2 weeks into the quarter and is not a projection or guidance.
Now let’s turn to our acquisition of Boston Proper. Boston Proper’s brand is about modern, daring style with a sensual feel. It does serve a similar demographic to our current brands yet there is minimal overlap with our existing customer base. This provides us a great opportunity for Chico’s FAS to grow our market share. Our first priority will be to accelerate the growth of the Boston Proper DTC business by leveraging the expertise that we have in Chico’s FAS, be it digital marketing, customer analytics and of course our state-of-the-art systems. Boston Proper itself has experienced double-digit top-line growth over the past several years, including a 15% growth in revenues to $110 million in its last fiscal year which ended end of January 2011 for fiscal ‘10. Boston Proper is on track to deliver another double-digit increase for this fiscal year and has lots of room for future growth. And of course you won’t be surprised that over the longer term, we will assess Boston Proper as a branded store format.
Importantly, Boston Proper will continue to operate under the leadership of its President Sheryl Clark and her talented management team. For those of you who don’t know Sheryl, prior to joining Boston Proper, she held many senior level positions with The Gap. We’re excited to welcome Sheryl and the Boston Proper team to the Chico’s family. Boston Proper’s culture is similar to the Chico’s FAS brands culture. Both companies share a common foundation focused on building lifetime relationships with customers, offering high-quality fashion merchandise and fantastic personal service.
I am confident that Boston Proper’s management team has the potential to achieve both strong revenue and profit growth. With this acquisition, our total Company direct-to-consumer business in fiscal 2012 will be approximately 15% of our total sales. Since this achieves a goal I set for Chico’s in the last several years, I’m now raising the bar for DTC to be 20% of our total sales. I am pleased to say this transaction will be accretive in the first full year before giving any consideration to potential synergies. And those synergies include marketing, circulation and sourcing, among others, where we leverage our buying power and brands and Company strength.
Now I’ll turn it over to our Chief Financial Officer, Pam Knous, to review the financials and share a bit more detail on the Boston Proper transaction. Pam?

Pam Knous - Chico’s FAS, Inc. — CFO
Thanks, Dave. Good morning, everyone. Let me start by saying that I’m excited about joining Chico’s FAS as its Chief Financial Officer, and joining Dave’s executive team. Although I come from a different sector of retailing, I’ve long recognized the pre-eminence of the Chico’s brand within women’s apparel. And with White House Black Market and Soma Intimates establishing their own respective niches, the Chico’s FAS story could not be more exciting. And now we are adding another highly-recognized and respected brand to our family, Boston Proper. Here, then, are a few additional details on the Boston Proper transaction.
As we noted in our press release, the total cash purchase price is $205 million with the transaction expected to close in the third quarter of 2011. Upon close of the transaction, Boston Proper will operate as a standalone division within Chico’s FAS. Existing Boston Proper operations will remain in Boca Raton for the foreseeable future. Not only is this transaction immediately accretive to our earnings in the first full year while including typical one-time costs, there will be cost synergies that we will realize over the longer term. Synergy opportunities include marketing, circulation, and sourcing, among others.
Dave has just shared with you the historical double-digit growth trends of this business. Boston Proper has grown and flourished by offering women across the age spectrum sophisticated, easy casual, versatile fashion with age-appropriate fit. And Boston Proper is, in fact, known for its tag line — - Wear it like no one else. Much like our brand, Boston Proper’s assortment addresses their customer’s outfit-driven, head-to-toe fashion needs, including hard-to-find accessories. The brand has grown and thrived reaching its customers through compelling direct marketing campaigns and a robust website. In marketing to their customers they use an integrated approach; catalog, web, e-mail and social media. Boston Proper’s catalog and online site, Bostonproper.com differentiates the brand and creates an emotional connection with her.
We envision that by leveraging our expertise in e-commerce and marketing, sourcing capabilities and overall infrastructure and capital, Boston Proper’s talented management team will have the potential to accelerate its strategic initiatives to further increase revenues and profitability. Chico’s has expressed for some time now its interest in an acquisition that would complement its existing brands. From our perspective this transaction accelerates the growth of our DTC business and provides a new avenue to grow market share. We look forward to sharing more information with you in the third quarter. We are pleased to announce this acquisition that both parties feel is a perfect fit.
Now, turning to the second quarter. As Dave said, we are pleased to announce our $0.25 quarter, a 47% improvement over last year’s EPS of $0.17. Our results reflect strong total net sales growth of 18.5% — 9% from net square footage growth and 12.8% from comparable sales performance. Comparable sales growth in the second quarter reflects our compelling fashion offerings and effective merchandising and marketing programs which drove increases in both average dollar sales and transactions. We are pleased to say we delivered double-digit comps in all brands for the quarter. Effective merchandising and marketing also drove a 40 basis point improvement in gross margins compared to the prior year quarter, reflecting increased full price selling, partially offset by planned promotional activity. We can confidently say we had what she wanted, in the channels she wanted, at the price she wanted.
Our sourcing group has done a great job this year managing through a volatile fabric market. The international cotton market is off its peak with yarn producers sitting on inventories at highs. In addition, cotton output is expected to rebound in 2011/2012 despite the well-publicized drought in Texas. Our sourcing team is being strategic about longer term commitments and continues to identify opportunities for cost reductions with suppliers. Please note too that polyester prices are easing with recent oil futures declining. We also had a great result in SG&A, as SG&A as a percent of sales improved 190 basis points compared to last year as store payroll and occupancy costs were leveraged against the larger sales base.
I also want to provide a few comments around inventory. I believe a good way to assess inventory productivity is to look at weeks of inventory supply on hand. I’m very pleased to report that at the end of the quarter, the weeks of inventory supply on hand on a Company-wide basis was down approximately 4% reflecting good sale-through of spring, positioning us well as we move into the fall selling season. In our release, we also disclosed that inventory per selling square foot is up approximately 8%. This reflects inventory at store level to support sales trends.
Cash and marketable securities at the end of the quarter totaled approximately $500 million. This amount is more than sufficient to fund capital requirements, dividends, any opportunistic share repurchases, and to fund the $205 million purchase price of Boston Proper.
Now, looking at the third quarter of 2011, while not providing EPS guidance, our assumptions are a mid single-digit comp sales increase. This comp increase, accompanied by an approximate 9% increase in selling square footage, should produce a sales percentage increase in the low to mid-teens for the quarter, a slight increase in the gross margin rate compared to quarter 3 last year. Similarly, we expect an improvement in SG&A rate as a percent of sales for the third quarter versus last year. SG&A expense dollars are expected to increase at a rate comparable to that in the second quarter, reflecting higher comp sales and new store growth, as well as increases in marketing expense and performance-based compensation.
Our assumptions also include an effective income tax rate in the range of 37% to 38% for 2011. And net new store plans call for the opening of one Chico front line boutique and 5 outlets, 3 White House Black Market front line boutiques, and 20 front line Soma Intimates front line boutiques and 3 outlets. These assumptions do not assume any future share repurchases even though that statement may not necessarily reflect our attention. And finally, we are not including any impact for Boston Proper in the third quarter as the date of the closing of the transaction is not known.
In closing, I’m thrilled to be here with this great team. I look forward to meeting with you to share our story. With that, I will turn it back to Bob to introduce the Q&A session.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR and Community Relations
Thanks, Pam. Before Marine gives us the procedure for queuing for questions, I would ask that each questioner limit themselves to 1 question and 1 follow-up, and this way we’ll be better able to accommodate as many questioners as time permits. You are welcome to get back in the queue to ask a question in the same manner you did originally. Marine, how may security analysts indicate a question?
QUESTION AND ANSWER

Operator
(Operator Instructions) Lorraine Hutchinson, Bank of America Merrill Lynch.

Paul Alexander - BofA Merrill Lynch — Analyst
This is Paul Alexander for Lorraine. Looking at third quarter opportunities by brand, I know the beginning of the third quarter you start with an easier comparison because of the problems last year. When does that normalize and become a little tougher and what kind of opportunities do you have past that initial weaker period?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
We really don’t give guidance for third quarter. Obviously, we have been up against a more robust business as we got into fourth quarter last year. But we think that our merchandising plans and our marketing plans are sufficient for us to have an excellent second half.

Paul Alexander - BofA Merrill Lynch — Analyst
Great, just one quick clarification on the Q3 comp forecast. Does that mid single-digit include e-comm? And is it similar to how you guys put out the mid single digit being 6% to 8% in that range?

Pam Knous - Chico’s FAS, Inc. — CFO
It’s consistent with the actual result in quarter 2 of 12.8% which includes the DTC.

Operator
Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Capital Markets — Analyst
My first question is, can you just talk about the accretion from Boston Proper? You had said it would be accretive in the first full year. When it does, when the transaction does close, will it be accretive immediately to the quarter? And then my follow-up is for Dave. Your stretch goal of $1, outside of Boston Proper, are you more comfortable today reaching that stretch goal for the back half of the year? Typically your quarters are pretty consistent across the 4 quarters. And if we were to extrapolate the business that you’ve done year-to-date, it would seem that that is within reach. So just some commentary on the stretch goal, please, excluding Boston Proper. Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
First on the stretch goal, or when I said it, again, to remind you, I set that goal when we had lost $40 million and I had been here a month back in 2009. That was, as I called it, a big hairy audacious goal. And certainly, it looks a lot more achievable now than it did back in 2009. It’s still a goal. It’s still something that we are motivated to achieve. Whether we achieve it or not I don’t know but we certainly have that as a finish line for us and something that we’re working to achieve.

Pam Knous - Chico’s FAS, Inc. — CFO
And then I’ll just comment on the accretion. As we said in our release, it will be accretive in the first full year. We clearly do not know at what point in time in the quarter the transaction will close. And as I referenced in my comments, there are one-time costs. Obviously the transaction is going to have the typical investment banker fees and things that will obviously occur in the first quarter. And so we’re not providing any guidance. But we are saying the first full year that we have then, that it will be accretive even accounting for 1-time transaction costs.

Operator
Betty Chen, Wedbush Securities.

Betty Chen - Wedbush Securities — Analyst
I wanted to get clarification, if I could, just regarding the mid single-digit comp guidance. I know someone just asked earlier but are you basically guiding to a total consolidated comp of 12% by Q2 with retail comps being around mid single digit? Or did I hear that incorrectly?

Pam Knous - Chico’s FAS, Inc. — CFO
Right. I’m sorry if I didn’t answer that question correctly. We are not guiding. We have provided our assumptions for planning for quarter 3. And as a Company, when we talk about comparable sales, and consistent with how the 12.8% is included in the second quarter, that includes our comparable sales performance across all channels, whether that be boutique, outlets, DTC, et cetera. That is the 1 measure that we give for comp sales. So we did say that our guidance was for mid single-digit comp sales for quarter 3. And again, those are just planning assumptions. That is not guidance.

Betty Chen - Wedbush Securities — Analyst
Okay, thank you, and so that includes all channels.

Pam Knous - Chico’s FAS, Inc. — CFO
Correct.

Betty Chen - Wedbush Securities — Analyst
And then can you help us, because I believe last year, I think part of the team’s opportunity was to perhaps have a much better transition from summer into fall. I think that’s what you had mentioned at one point, Dave. Now, looking at this year, how do you feel about the current inventory position by brand, and how the team is effecting the transition this year? And where do you see some of the big opportunities by brand, as well? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
You’re talking about the summer transition that we just went through?

Betty Chen - Wedbush Securities — Analyst
Yes, and then I think the next one—

Dave Dyer - Chico’s FAS, Inc. — President, CEO
If you remember last year with Chico’s I beat myself up on the second quarter call. We had delivery slips, some product issues. We converted to fall way too soon. It was really hot outside and we were showing fall colors and even some fall weights in June. This year, we really didn’t even begin. We haven’t really brought in fall right now. The current delivery is transitioned. It’s light fabrics and it’s still not colored totally for fall. We really went back and I wouldn’t even say doubled. We probably tripled or quadrupled our shorts, our inventory in shorts, and wear-now product. So I think we made this transition. We really learned and we made a terrific transition this year.
What I probably like to have a little bit more shorts in inventory now? Yes, it really exceeded our plans. We never realized we could sell this many shorts as we did this summer. But I think you’ll also see that we worked hard on the transition again from fall into spring. We spent a lot of time making sure that we do it right.

Betty Chen - Wedbush Securities — Analyst

And how do you feel about the transition from summer into fall season? When can we start to see that happen this year?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
The next delivery is fall which is coming in just about another few weeks. So you’ll see the next catalog will really start fall.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR and Community Relations
Betty, we have to move on to our next questioner, please. Marine?

Operator
Margaret Whitfield, Sterne, Agee.

Margaret Whitfield - Sterne, Agee & Leach, Inc. — Analyst
Was curious if you could provide a little more color on the softening you saw over last week of July, first week of August. Did it affect all of your brands? Was it a traffic issue? Also, I wondered if you could comment further on why you don’t see any overlap, presumably with White House, with the acquisition of Boston Proper. If you could comment perhaps on the difference in the demographics of the 2 customer bases. Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
First on the softening in the end, I think that when we had the Congressional stalemate that we have had, and 24 X 7 news on how bad things are, obviously it affects not only the psyche, I think, of people and spending. I think that if anything our government has done is put fear into the consumer and has, through their inaction or inability to solve problems, has made the selling environment a little bit more difficult. I do think that once the deal was made and once we see a little bit more stability in growth in the market, you’ve got to remember that our customers, the age groups of our customers, they look at their portfolios. And I think as we see stability in the market and some upward swings, I think our customer is — and great fashion that they can’t resist — our customer has responded. So hopefully Washington will get its act together and everybody will rush out to buy more product from all of our brands.

Margaret Whitfield - Sterne, Agee & Leach, Inc. — Analyst
But this is both Chico’s and White House?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
We saw it really totally as a Company for a couple of weeks. And it was really timed right with all the stuff going on in Washington. And then once they finally got over it and the rhetoric went down, we saw business respond. Its been actually quite good over the last few days this week.

Margaret Whitfield - Sterne, Agee & Leach, Inc. — Analyst
And Boston Proper and the demographics?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Sheryl, do you want to say something about Boston Proper and the demographics?

Sheryl Clark - Chico’s FAS, Inc. — President, Boston Proper
Sure. For Boston Proper, our average woman is 45 years old. And we really target a woman who really appreciates fashion, sensuous fashion, sophisticated fashion, with an age-appropriate fit and trends that are appropriate for a 45-year-old woman as the target. The total demographic is 35 to 55 but we really focus on the 45 year old. Our fashion is a little bit more edgy than White House Black Market and our customer’s slightly older.

Margaret Whitfield - Sterne, Agee & Leach, Inc. — Analyst
And the income level?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Income level for all of our brands is similar, $100,000-plus. We did overlay files and it’s very interesting when you look at our total file with the Boston Proper, less than 5% of their customers are on our database. So we look at it as a whole new customer that they bring to the table. We think it’s exciting.

Operator
Janet Kloppenburg of JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Dave, I got on the call a little bit late but I was wondering, did you comment on Soma and how the outlook there is for the brand to reach profitability, or for at least some commentary on its loss levels coming in lower than they have been? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Very pleased with the progress of Soma, again. I think we said last quarter and again this quarter they lead all 3 divisions in terms of their double-digit comp increases. We are seeing them move towards 4-wall profitability, which is exciting. And we are very aggressive over the brand and think they have found their voice and are progressing at a very nice pace now.

Janet Kloppenburg - JJK Research — Analyst
The new store openings have been going well there, Dave?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
The answer is yes. We’ve got another — when did we just say — how many are planned for the end of the year? 20 or 25 for the remainder of the year?

Pam Knous - Chico’s FAS, Inc. — CFO
20 frontline and 3 outlet.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
23 stores in Soma planned for the remainder of the year. Of the FAS stores that we have opened, about 80% of those we have converted to frontline. So I would say overall it’s been successful. There’s not as many FAS stores that we will open in the future or pop-up stores. The good thing about it, though, is we now really understand the dynamics and the KPIs that we need to do the right deal in Soma in a market. So we have a lot more confidence that the frontline stores that we open will perform as we expect.

Operator
Sam Panella, Raymond James.

Sam Panella - Raymond James & Associates — Analyst
How much was direct-to-consumer revenue up year-over-year in the second quarter?

Pam Knous - Chico’s FAS, Inc. — CFO
Yes, the Company has decided not to separately disclose the direct-to-consumer business. As we said, our customer is indifferent to the channel that she shops through. Dave did provide comments that our goal had been that this business would achieve 10% of our total mix. And with the acquisition of Boston Proper—

Dave Dyer - Chico’s FAS, Inc. — President, CEO
The goal was originally 10% and I raised it to 15%. And now with Boston Proper we’ve exceeded 15% so we’ve set a higher goal. And it’s performing — if you had to look at the comp compared to total brand, they would obviously be the highest comp.

Pam Knous - Chico’s FAS, Inc. — CFO
Right. They are moving well towards their goal.

Sam Panella - Raymond James & Associates — Analyst
And then in terms of the back half opportunity, perhaps, with respect to gross margins since it was under pressure last year, can you maybe just remind us of the opportunities there as we get into the back half, particularly the holiday period? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — COO
I think it’s really, I think the opportunity is really on the markdown line, particularly in the fourth quarter. I think, admittedly, in hindsight we probably ended up with too much inventory in third quarter going into fourth quarter. So I look for some improvement there.

Operator
Stacy Pak, Barclays Capital.

Stacy Pak - Barclays Capital — Analyst
I’d like to discuss the inventory. But I just want to clarify what you’ve been saying on the comps so that I’m clear. So I think what you said is the last week of July and the first week of August, both businesses slowed down equally. And then the last 2 days you’ve seen an improvement. And you’re guiding to mid singles, including direct. So are you suggesting that the 2 businesses on the store bases are comping negatively? And are you in line with that guidance now?

Dave Dyer - Chico’s FAS, Inc. — President, CEO

They are not comping negatively. You can read into it what you want. The only thing I said is we saw some slight slowdown in those 2 weeks when we had all the discourse over the credit. The business has responded nicely. We are running double-digit total Company increases and we have seen it strengthen as we moved past the governmental credit issues.

Stacy Pak - Barclays Capital — Analyst
Okay, so you’re back to double-digit total Company now? Right, Dave?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Yes.

Stacy Pak - Barclays Capital — Analyst
And just to clarify, because there’s a lot of questions on the environment, but you said you felt it equally in White House and in Chico’s?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Just say for the Company. I’m really not going to—

Stacy Pak - Barclays Capital — Analyst
Can you just help me on the inventories? Because maybe I have something wrong in how we’re doing this but what I see is inventory per square foot up 19%. And I see total inventories up 30%. So tell me how are you getting to 8% increase in inventory on a per foot? Or how should I really be looking at that because it looks high to me? And maybe you could comment by division.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Pam is going to take the question. But just let me say that, just inventory as a whole, the more the direct-to-consumer has become part of our business, the more integrated direct-to-consumer has come in our total business. And to take the total inventory that we have and apply it only to the stores is incorrect when you’ve got a substantial part of your business in direct-to-consumer.

Stacy Pak - Barclays Capital — Analyst
Right, but that’s why I would look at that relative to total sales which includes direct-to-consumer, right?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Right. So why don’t you, Pam, go through the numbers that we talked about.

Pam Knous - Chico’s FAS, Inc. — CFO
Okay. I would just say to you maybe you can review after the call your calculations with Bob. But we’re confident that inventory at store level increased by 8%. And that, as Dave said, of course we have inventory in our distribution centers that support our DTC business. And as you are probably aware, the Company took on an initiative some time ago to move more product over the ocean than from air, and that does result in us having more inventories in transit than we have in the past. So again, as I said, to me the 2 key measures are quarter-over-quarter. Actually our week of supply is down 4% and that’s a total Company measure for inventory on hand. And then it should make some sense that at store level there would be an increase of 8% because we have been running double-digit comps, and clearly the inventory at store level needs to match our sales trend. So I would request maybe you follow-up with Bob after the meeting and we can run through your calculations.

Operator
Edward Yruma, KeyBanc Capital Markets.

Edward Yruma - KeyBanc Capital Markets — Analyst
I know you mentioned in the past that you were testing or experimenting with reducing the richness of couponing. And obviously you had nice margins in the quarter. But how do you view that opportunity in the back half particularly in the fourth quarter? Thank you.

Pam Knous - Chico’s FAS, Inc. — CFO
I think that clearly, the second quarter says that we were very effective in our use of promotional activity. That can take many forms. It can be promotions at store level, it can be couponing, it can be what we’re doing with our marketing. As we said, we very successfully executed on our marketing and our merchandising plans. And we would clearly hope and plan that as we go into the third and fourth quarter, the learnings that we’ve had in the second quarter would carry through. So I think that this initiative was launched — I’m looking at Kent — fourth quarter/first quarter?

Kent Kleeberger - Chico’s FAS, Inc. — COO
Yes, I think the Chico’s brand is further along than the White House brand. But both in terms of couponing offers within the books as well as bounceback offers that we have periodically throughout the year. We have been raising the average dollar sale threshold and that has been effective in lowering the impact of couponing on our overall sales and margins.

Operator
Paul Lejuez of Nomura.

Tracy Cogan - Nomura Securities — Analyst
Thanks, it’s Tracy Cogan filling in for Paul. I had a question about Soma. I was wondering if you could talk about some of the newer categories at Soma. And also if you could share with us your targets for productivity, sales productivity at Soma. And then, lastly, I noticed you closed a couple Soma stores and was wondering if there was anything specific about those stores, the types of malls those stores were in. Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
In terms of product, I think what you will see is that we have — actually, we’ve reduced inventory in there. We found the right formula in Soma and our classifications are certainly foundations, bras and panties. We have beauty. We have lounge wear and sleepwear and a knit dressing category. The knit dresses has done spectacular for us and we feel very good about where the assortment is now. We’ve got these categories really working again.

Pam Knous - Chico’s FAS, Inc. — CFO
And I would just say as far as closures that was really a function of some of the pop-up stores. As Dave mentioned we’ve looked at those. We’ve made the decision to keep most of those but some of those are being closed.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
If we don’t think we can make money, we aren’t going to be in it.

Tracy Cogan - Nomura Securities — Analyst
But it wasn’t anything specific like in a particular region of the country that’s not working, or real estate type?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
No. Its just store by store. We analyze it on a store basis.

Operator
Marni Shapiro from the Retail Tracker.

Marni Shapiro - Retail Tracker — Analyst
The Chico’s stores have looked particularly phenomenal, in my opinion, especially compared to last year. If you can give me a quick update. I was just curious if you’ve considered putting the Soma product at all into the Chico’s or White House stores to test it at all And if you could also give us an update at White House. I know you had had some issues on and off with your dress deliveries, and some of the products. So any update there. And on the Work Kit which seemed to have pulled out in a red hot minute.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Work Kit and White House is doing great. Their dress business is strong again. And White House is really doing quite well. We are very pleased with their progress and where they’re going, and are excited about their opportunity for fall, especially as we totally under bought the Work Kit last year. We’re back with that. So we think that’s going to be very good. And there was another question in there somewhere.

Marni Shapiro - Retail Tracker — Analyst
On Soma, putting it into the other format.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Yes. And we have. We’ve experimented and continue to experiment. We do have Soma as a store-within-store in some Chico’s stores. I think there’s 8 or 9 of them and we continually look at that. We look at it especially when we have over-spaced Chico’s stores. It does take the total productivity up. We also sell the Vanishing Edge panty in the White House Black Market stores.

Marni Shapiro - Retail Tracker — Analyst
Okay, I hadn’t seen it, that’s great. And then on the Work Kit, you guys did a great job once a part starts to really sell out, of almost remerchandising what was in the store to make it look more wear-to-work, if that makes sense. Do you have that kind of flexibility for the fall or do you think you really bought it well enough that you won’t even have to do that again?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I think that in terms of, we look at it where we have seasonal basics, and I think that we have bought it up-front a little heavier than we have. When you’ve got seasonal basics, you only have early in the season maybe too much too early. You don’t have too much. And so I think that we have bought it to maximize the sales in the Work Kit. And we think that buying a little bit more up front to get us started, and then we can adjust and flow fill-ins to make sure we have the right sizes in the stores.

Operator
Neely Tamminga, Piper Jaffrey.

Neely Tamminga - Piper Jaffray & Co. — Analyst
Just wanted to ask a little bit more about Boston Proper, if we could. Could you give us a sense as to maybe the size of the 12-month buyer file, some sort of scale in the circulation, their net average order value, and maybe if they have regional concentration? And my follow-up question is actually to Adrienne’s initial question about just the seasonality of your earnings. It seems like for some of us who have covered you guys for a long time, pre ‘06 you guys did earn pretty evenly quarter to quarter. And then ‘06, ‘07, ‘08 all happened with some recession and the changing complexity of your business. We’re just trying to understand, is there something structurally that has changed in terms of your ability to hit an even earnings quarter, whether it’s Soma or White House? Giving some explanation on the historical context of the earnings would be great. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — COO
On the quarterly business, I think that when I look back at our historical performance, we do have a history of falling off in the third and fourth quarter, primarily in Chico’s because it’s a store that’s really just for her. And as a result of that, something happens, I think, in the November time frame when basically she shops for other people and not for her. So it has been a challenge for us internally to make the fourth quarter more important. On the other hand, with respect to the other 2 brands, White House, the fourth quarter is more meaningful. And certainly, Soma, it’s what you would expect a traditional fourth quarter spike in retail.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
And I think we’ve done a heck of a lot better job in the fourth quarter with Chico’s. As I said, when I first came here in 2009, we didn’t even make money in the fourth quarter. We make money now and we’re figuring out how to drive that business in the fourth quarter. So I think that we’re certainly taking where the opportunities are in the business and going after it.

Operator
Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
I wanted to know, you’ve done such a great job with your denim offering at Chico’s. And I was curious to know what you think sets you apart from your competition. The So Slimming jeans seems like it’s doing amazing. And I wondered if you’d put the same technology in your other styles. And are you in a position to chase that? And then I also wondered if you could comment on the new denim offering at White House Black Market. Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I’ll get a little help from my sourcing friend here as we go through this — Kent. But when it comes to Chico’s, I think we’re known for our jeans is our fit. And that really is what it’s all about. Our jeans just fit our target customer very well. We have seen with that new slimming jeans some very good results, and we’re very happy with that. White House has just really relaunched their jeans. They’ve launched 3 fits and they’ve launched 3 or 4 different leg silhouettes. And obviously, we went broader in the beginning of the season, not only with the fits but with some of the silhouettes, trying to find out what the key silhouettes are so we can go back and cut and buy and produce into the key silhouettes as we get into fourth quarter. But I think that denim is certainly coming back. I think we’re going to see another denim cycle and I’m feeling very good about where we are.

Kent Kleeberger - Chico’s FAS, Inc. — COO

Yes, I think if you were to go to the White House website, there’s a great video on there in terms of the various fits. And I think that it’s been resonating very well with the customer. I would also call your attention to, that when you look at that video there’s a significant amount of workmanship in the jeans, whether it’s pockets, how pockets are positioned, the embroidery, even the interior lining on the waste band. So it seems to be resonating very well with the customer.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
And I don’t see any problems with us chasing. We’re early in the season when we get reads, we got plenty of time to chase for the back half of the season.

Operator
The next question is Michelle Tan, Goldman Sachs.

Michelle Tan - Goldman Sachs — Analyst
I was wondering if you could give us a little bit of a refresher on how the third quarter played out last year and what months you see the biggest opportunities to execute against product opportunities or just marketing or what have you, how are the comparisons?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
The simple answer is, because of our execution or lack thereof last year in the fall transition, August was soft but we got gradually stronger. We had, I would say, a very robust October, but October doesn’t always make a fall season.

Operator
Richard Jaffe, Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus — Analyst
A follow on regarding sourcing and how Connor’s is working out and how you’re coping with the product cost inflation. You mentioned briefly that you see costs coming down. I guess that would be in 2012 deliveries. But wondering how that fall outlook has worked. And more broadly, your sense of Connor’s and what they can bring to the table having been working with them now for over a year.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I think from a costing perspective, I think as cotton prices have softened a little bit, we’ve actually gone back and renegotiated pricing and taken a little bit of relief. So when I thought that in some cases we were going to be down slightly on IMU, we are narrowing that gap for the balance of fall season. The Connor relationship, I think they are an important player with us as we branch out into certain other countries away from China. In particular India. They’re certainly a player and it’s a constantly evolving relationship, just as it is with perhaps some other potential sources in India and Chennai and Bangalore regions.

Richard Jaffe - Stifel Nicolaus — Analyst
So net a positive, you’re pleased with the Connor’s switch but still developing that relationship?

Dave Dyer - Chico’s FAS, Inc. — President, CEO

Richard, I’ll say this. I’m not pleased with the progress so far, it’s been a little bit slower than I’d like but we are not deterred in any way.

Operator
Simeon Siegel, JPMorgan.

Simeon Siegel - JPMorgan — Analyst
This is Simeon calling in for Brian. I was wondering if you could provide any color on the uptick in National Store Support Center expenses as a percent of sales, if that’s a trend we should consider go-forward? And then I was just hoping you could remind us on where you stand in terms of the minimum cash balance you want to maintain. I think it was around $200 million plus? Thanks a lot.

Pam Knous - Chico’s FAS, Inc. — CFO
Yes, I would say that for the National Support Center, what is actually probably being reflected there that you see is slightly higher levels of incentive comp, which is a good thing considering the performance of the Company. As far as minimum cash levels, as I walk through our requirements, even after anticipating the payment for Boston Proper, we view that we would have more than adequate cash levels. And I think that the number that was given out in the past of $200 million is very reasonable.

Operator
Liz Pierce, ROTH Capital Partners.

Liz Pierce - ROTH Capital Partners — Analyst
Just actually following up, I think Neely asked, and I didn’t know if you didn’t want to answer, but I was also interested in any kind of data that you have on the file for Boston Proper, average spend, et cetera.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I think that there is some data that we could — why don’t I let you talk about it here. I’ll let Sheryl do it.

Sheryl Clark - Chico’s FAS, Inc. — President, Boston Proper
So, from an operations standpoint, our monthly visits are approximately 800,000 visits. We have unique visitors of approximately 200,000 plus, and our conversion is in the high range of a 6.4%. Our average retail, our average order value is about $190.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Very high.

Sheryl Clark - Chico’s FAS, Inc. — President, Boston Proper
Yes, it’s a very high average order value. And our average retail hovers around $70.

Liz Pierce - ROTH Capital Partners — Analyst
And then the order value, can you give us the UPTs?

Sheryl Clark - Chico’s FAS, Inc. — President, Boston Proper
Obviously if our average—

Liz Pierce - ROTH Capital Partners — Analyst
Oh, yes, I’m sorry. Thanks, and best of luck.

Operator
Kimberly Greenberger, Morgan Stanley.

Laura Ross - Morgan Stanley — Analyst
This is Laura Ross calling in for Kimberly. I was hoping just to follow-up quickly on the inventory question. You guys sound quite comfortable with the inventory levels that you’re at. But I was wondering if there’s just something that we’re missing. Perhaps it is that shipping more on ocean versus air versus last year. Is there something that you’re doing differently, perhaps, that’s elevating that inventory number?

Kent Kleeberger - Chico’s FAS, Inc. — COO
Yes, it’s called being more cost effective in trying to stay on the calendar and try to hit cut dates and ship dates. That’s what we should be doing. And inherently there’s probably a little bit more LDP on a year-on-year comparison, but honestly that’s an anomaly and that’s just at a point in time.

Laura Ross - Morgan Stanley — Analyst
And so you think it’s more the LDP than the ocean versus air mix?

Kent Kleeberger - Chico’s FAS, Inc. — COO
I think it’s a combination.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
It is a combination. But I think that when you look at this, we set our weeks of supply, that really is a productivity measure of our entire inventory. Everything aside. And we’re down 4% in terms of our weeks of supply. And then what has happened in the past, and that’s why our business has really changed and evolved over the last 2 years. You can’t attribute inventory only to existing stores. We have a hugely expanding direct-to-consumer business. We have the other variables of the way that we’re shipping more cost effectively where we can use boat versus air.

Kent Kleeberger - Chico’s FAS, Inc. — COO
And you’re going to open 40 more stores in third quarter and so you have to have the inventory associated with those new stores, as well.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
So we’re comfortable with the levels. And also, if you look at our comp increases, and our total increases over the last several quarters, you have to have something to support the increases. So we think that when we look at it on the productivity per square foot in our stores, it’s appropriate. And when we look at it across the whole Company on a weeks of supply, that it’s certainly appropriate.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR and Community Relations
Kent, you may want to explain LDP for some of our listeners that may not know what you mean by that.

Kent Kleeberger - Chico’s FAS, Inc. — COO
It’s basically land and duty paid, but in some cases it isn’t, we don’t always take title to it when it hits RDC. Sometimes we take title to it at the point of consolidation or at the point of entry in the States once it clears customs. So there is some transit times and depending upon that date, we do take title to it.

Operator
Wayne Archambo, Monarch Partners.

Wayne Archambo - Monarch Partners — Analyst
Could you just share with us the revenue growth in Boston Proper the last few years? And secondly, was it a bidding process and will you be retaining management there?

Pam Knous - Chico’s FAS, Inc. — CFO
What Dave said in his comments is that they had experienced double-digit increases in sales for the last couple of years, and is actually running 13% up year-to-date in the current year. And as far as the process, we are not going to make any comment on that.

Wayne Archambo - Monarch Partners — Analyst
And is it a regional brand or do they have national customers?

Pam Knous - Chico’s FAS, Inc. — CFO
National.

Operator
Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Yes, this question is for Sheryl. I wondered if you could give us a break down of what percent of your business is apparel versus accessories. You have quite a broad assortment and it looks great. So if you could talk about dresses versus bottoms versus tops versus accessories, that would be really helpful.

Sheryl Clark - Chico’s FAS, Inc. — President, Boston Proper
Jennifer, we don’t give that information out to that degree. But I will tell you that we have a strong apparel business and a strong opportunity to grow our shoes and accessory business. Our customer is a head-to-toe dresser. And the more we give her outfits with unique accessories and shoes to match it the better we get that total sale.

Operator
Travis Williams, from Stephens.

Travis Williams - Stephens Inc. — Analyst
I just had a question on the Boston Proper business, in terms of the distribution capacity, where that’s at. That business obviously has been growing nicely and is up pretty big year-to-date. Where does that look going forward in terms of the capacity? And is that something you might need to invest in here in the next year or 2?

Kent Kleeberger - Chico’s FAS, Inc. — COO
I’ll answer the question on that. I think that their current capacity, they could probably increase as much as maybe 50% in their current environment. We’re not in a rush to combine their operations with ours.

Travis Williams - Stephens Inc. — Analyst
But is that something you would look at maybe down the road in terms of combining the locations?

Kent Kleeberger - Chico’s FAS, Inc. — COO
I think certainly you have to take a look at it if you were trying to extract costs out of the business.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR and Community Relations
Thank you, Travis. That concludes our Q&A session. 2 calendar items. Chico’s FAS will participate in the Goldman Sachs Global Retailing Conference on September 8. Our presentation will be Webcast. Also, sales and earnings for the third quarter of 2011 will be released on Wednesday, November 16, 2011 before the market opening that day. Thank you all for joining us this morning. As always we appreciate your continuing interest in Chico’s FAS.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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